UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2016

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12719	76-0466193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Louisiana St., Suite 700, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-780-9494

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

As previously disclosed in the Current Report on Form 8-K filed by Goodrich Petroleum Corporation (the “Company”), on April 15, 2016, the Company and its subsidiary (together with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases are being jointly administered under the caption In re Goodrich Petroleum Corporation, et. al (Case No. 16-31975). On August 12, 2016, the Debtors filed the proposed First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum and its subsidiary, Goodrich Petroleum Company, L.L.C., as described below (as amended, modified, or supplemented from time to time, the “Plan”).

On August 18, 2016, the Bankruptcy Court entered an order (i) conditionally approving the Debtors’ disclosure statement, (ii) approving solicitation and notice procedures for the Plan, (iii) approving the forms of ballots and notices in connection therewith, (iv) scheduling certain dates with respect thereto, and (v) granting related relief.

On September 28, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan as modified by the Confirmation Order.

The Debtors expect that the effective date of the Plan will occur as soon as all conditions precedent to the Plan have been satisfied (defined in the Plan as the “Effective Date”). Although the Debtors are targeting occurrence of the Effective Date within the next 15 days, the Debtors can make no assurances as to when, or ultimately if, the Plan will become effective.

The following is a summary of the material terms of the Plan. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan and the Confirmation Order, which are attached hereto as Exhibits 2.1 and 99.1, respectively, and incorporated by reference herein.

The Plan of Reorganization and Treatment of Claims and Interests

Among other treatment provisions, the Plan contemplates the following treatment of claims against and interests in the Debtors:

•	Holders of claims under the Debtors’ existing first lien credit facility (the “Senior Credit Facility”) will receive a pro rata share of (a) cash in an aggregate amount sufficient to reduce the aggregate outstanding Senior Credit Facility claims to $20 million and (b) loans under a new secured term loan credit facility (the “Exit Facility”) in a principal amount equal to $20 million, which will refinance the outstanding obligations under the Senior Credit Facility; and (ii) the outstanding letter of credit under the Senior Credit Facility will be released, as the obligation in which it was securing will be cash collateralized in a separate restricted cash account with the bond provider.

•	Holders of claims under the Debtors’ existing second lien notes will receive, pro rata, shares of new common stock in the reorganized Company (the “New Common Stock”), equal to 98% of the total New Common Stock, subject to dilution from various sources.

•	Holders of claims under the Debtors’ existing unsecured notes will receive, pro rata with holders of the general unsecured claims, shares of New Common Stock representing 2.0% of the total New Common Stock, subject to dilution from various sources, and warrants to acquire New Common Stock, equal to 10% of the total New Common Stock on a fully diluted basis, with an equity strike price of $230 million (the “Warrants”).

•	Holders of allowed general unsecured claims will have the option to (a) receive, pro rata with holders of the unsecured notes claims, shares of New Common Stock representing 2.0% of the total New Common Stock, subject to dilution from various sources, and Warrants, or (b) treat their general unsecured claim as a convenience class claim by releasing any claim in excess of $10,000.

•	Holders of Company preferred and common stock will receive no recovery on account of their equity interests.

Unless otherwise specified, the treatment set forth in the Plan and Confirmation Order will be in full satisfaction of all claims against and interests in the Debtors, which will be discharged on the Effective Date. All of the Company’s existing funded debt and preferred and common stock will be extinguished by the Plan. Additional information regarding the classification and treatment of claims and interests can be found in Articles II and III of the Plan.

Capital Structure

Under the Plan, the Company’s new Certificate of Incorporation (the “New Charter”) and new Bylaws will become effective on the Effective Date. The New Charter will authorize the Company to issue shares of New Common Stock, certain of which will be issued to holders of Claims pursuant to the Plan on the Effective Date. Pursuant to the Plan, each share of the Company’s common stock outstanding immediately before the Effective Date (including all options and warrants to purchase such stock) will be cancelled and of no further force or effect after the Effective Date. On the Effective Date, the Company will enter into a registration rights agreement with certain shareholders.

Post-Emergence Governance and Management

On the Effective Date, the term of any current members of the board of directors of the Company will expire, and a new board of directors of the Company (the “New Board”) will take office. The Company’s New Board will initially consist of Walter G. Goodrich and Robert C. Turnham, Jr., who are existing directors of the Company, together with Ronald F. Coleman, Eugene I. Davis, K. Adam Leight, Timothy D. Leuliette, and Thomas M. Souers.

Incentive Plan

Subject to adjustment as provided below, the Plan provides for a Management Incentive Plan whereby the Company will initially grant and issue on the Effective Date 1,000,000 shares of New Common Stock, representing 8% of the outstanding fully diluted shares as of the Effective Date (the “Exit Awards”). The Exit Awards will be divided into 728,261 primary Exit Awards (the “Primary Exit Awards”) and 271,739 secondary Exit Awards (the “Secondary Exit Awards”). 62.5% of the Primary Exit Awards will be issued on the Effective Date in the form of unrestricted grants which are fully vested and nonforfeitable as of the date of issuance of the awards. 37.5% of the Primary Exit Awards will be issued on the Effective Date in the form of restricted stock vesting in substantially equal installments on the first, second and third anniversaries of the Effective Date. The Secondary Exit Awards will be unvested and subject to forfeiture. The Company’s new Compensation Committee will determine the number of additional shares to be granted after the Effective Date to employees, consultants and Directors as part of the Company’s long term incentive plan pursuant to the Plan.

Settlement, Releases and Exculpations

The Plan provides certain customary release provisions that include releases for the benefit of the Debtors, their directors, officers, employees and their respective attorneys, financial advisors or other specified professionals, the lenders under the Senior Credit Facility, the Senior Credit Facility agent, the Second Lien Noteholders, the New 2L Notes Purchasers (as such terms are defined in the Plan) and each of their respective attorneys, financial advisors or other specified professionals to the extent permitted by applicable law.

The Plan provides for the exculpation from liability of certain parties who participated in the bankruptcy process for certain restructuring-related actions; provided, that such exculpation will not extend to the exculpated person’s rights and obligations under the Plan, the restructuring documents, and the confirmation order, or affect the liability of any entity that otherwise would result from any such act or omission that is determined to have constituted fraud, willful misconduct, or gross negligence.

Certain Information Regarding Assets and Liabilities of the Company

Information regarding the assets and liabilities of the Company as of the most recent practicable date is hereby incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the Securities and Exchange Commission on August 8, 2016.

Exit Financing

Pursuant to the Plan, on the Effective Date, the Company will issue Convertible Senior Secured Second Lien Notes in an aggregate principal amount of $40 million (the “Convertible Second Lien Notes”) to certain purchasers (the “Purchasers”). Interest on the Convertible Second Lien Notes will accrue at a rate of 13.5% per annum and be paid quarterly in cash or in kind by adding to the principal (the “Additional PIK Principal”) at the option of the Company, subject to first lien restrictions. The aggregate principal amount of the Convertible Second Lien Notes

(excluding any Additional PIK Principal) will be convertible at the option of the Purchasers at any time prior to the scheduled maturity date into an amount of common stock equal to 15% of the common stock of the reorganized Company. In addition, the Purchasers will be issued 10-year costless warrants for common stock equal to 20% of the common stock of the reorganized Company, will take a second priority lien on all assets of the Debtors, and will have the right to appoint two members to the board of directors of the reorganized Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

2.1	First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company, L.L.C., dated August 12, 2016 (incorporated by reference to Exhibit A of the Confirmation Order attached as Exhibit 99.1 hereto).

99.1	Findings of Fact, Conclusions of Law, and Order Confirming the First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company, L.L.C., as entered by the Bankruptcy Court on September 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION

October 3, 2016	By:	/s/ Michael J. Killelea
	Name:	Michael J. Killelea
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company, L.L.C., dated August 12, 2016 (incorporated by reference to Exhibit A of the Confirmation Order attached as Exhibit 99.1 hereto).

99.1	Findings of Fact, Conclusions of Law, and Order Confirming the First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company, L.L.C., as entered by the Bankruptcy Court on September 28, 2016.